EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2006 RESULTS
     DALLAS – April 20, 2006 – Capstead Mortgage Corporation (NYSE: CMO) today reported income from continuing operations of $2,711,000 for the quarter ended March 31, 2006 compared to income from continuing operations of $364,000 for the fourth quarter of 2005. After considering the payment of preferred share dividends, the results for these two periods produced losses from continuing operations attributable to common stockholders of $0.12 and $0.24 per diluted common share, respectively. Income from continuing operations for the first quarter of 2005 was $7,156,000, or $0.11 per diluted common share.
First Quarter Results and Related Discussion
     Income from continuing operations for the first quarter 2006 improved over the fourth quarter of 2005 reflecting the benefits of a larger portfolio of residential adjustable-rate mortgage (“ARM”) securities even as financing spreads (the difference between yields earned on this portfolio and rates charged on related borrowings) continued to contract because of higher borrowing rates. As a result, first quarter earnings, while improved, still fell short of quarterly preferred dividend requirements resulting in a loss per common share.
     Capstead increased the mortgage securities portfolio over $400 million to approximately $4.8 billion during the first quarter with acquisitions of ARM securities totaling $832 million offsetting $403 million of portfolio runoff. This follows net portfolio additions of over $700 million during the fourth quarter of 2005. With these acquisitions the Company has fully deployed the $128 million in investment capital made available late last year through the issuance of long-term unsecured borrowings and the sale of the Company’s portfolio of senior living facilities.
     During the first quarter the Company invested $9 million in Redtail Capital, its 75%-owned joint venture with Crescent Real Estate Equities Company (NYSE: CEI), to fund its capital requirement related to the purchase of a $25 million loan secured by a luxury full-service hospitality property in the Los Angeles area. Redtail was formed in July 2005 to co-invest $100 million of Capstead’s and CEI’s investment capital in a leveraged portfolio of subordinate commercial real estate loans and is managed by CEI. With this latest loan, Redtail’s loan portfolio currently stands at $59 million, supported by total investment capital of $22 million. Future contributions to earnings from this venture will depend on portfolio performance and the availability of suitable investment opportunities.
     Overall mortgage securities portfolio yields averaged 4.52% during the first quarter of 2006, a 45 basis point improvement over the fourth quarter of 2005, primarily reflecting the benefit of higher coupon interest rates on the underlying mortgage loans that reset during the period and lower levels of mortgage prepayments. Mortgage prepayments declined considerably during the first quarter to an annualized runoff rate of 30% from 37% during the prior quarter due primarily to seasonal factors and changes in portfolio composition. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, given current expectations for another 25 basis point increase in the federal funds rate in May, overall portfolio yields are expected to improve 24 basis points to average 4.76% during the second quarter of 2006 and the average yield on the existing portfolio (adjusted for expected portfolio acquisitions through June 30, 2006) will likely exceed 5.50% by the first quarter of 2007. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates.
     Interest rates on borrowings secured by the mortgage securities portfolio averaged 4.38% during the first quarter of 2006, an increase of 52 basis points over the fourth quarter of 2005. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”) and are expected to increase further during the second quarter of 2006, given the recent increase in the federal funds rate in late March and current expectations for another 25 basis point increase in May. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of quarter-end, these borrowings totaled $1.0 billion at a rate of 4.01% and an average maturity of 19 months, $332 million of which will mature during the remainder of 2006.
     Commenting on current market conditions and earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “Although the current interest rate environment remains a challenge to earnings and dividends in the near-term, we are pleased with the progress we have made in recent months deploying the investment capital raised late last year primarily into additional ARM securities. These new investments contributed significantly to higher current quarter earnings from our core portfolio over results achieved in the fourth quarter. Our financing spreads, however, declined to 14 basis points during the first quarter, from 21 basis points in the fourth quarter, primarily because of the effects of higher short-term interest rates on our one-month LIBOR-based borrowings and the maturity of some of our lower-cost longer-term borrowings. With the financial markets currently anticipating one or possibly two additional 25 basis point increases in the federal funds rate, interest rates on our borrowings are expected to continue rising faster than portfolio yields during the second quarter leading to a lower contribution to earnings from this portfolio. Beyond the second quarter, yields on our ARM portfolio should continue resetting higher throughout the rest of 2006 and into 2007 and our borrowing rates should begin to stabilize leading to recovering financing spreads and improving financial results in subsequent quarters.
     “We are not satisfied with our current earnings or dividends. We are, however, confident that our core investment strategy of maintaining a large portfolio of ARM securities, along with actions taken in 2005 to improve our capital structure and enhance our other investment opportunities, has put us in an excellent position to generate attractive returns for our stockholders over the longer term. We continue to be optimistic about Capstead’s future and we look forward to meeting the challenges ahead.”
Book Value per Common Share
     As of March 31, 2006, Capstead’s book value per common share was $7.95, a decline of $0.53 from December 31, 2005. This decline was caused by changes in valuation of the Company’s mortgage securities portfolio primarily because of the higher interest rate environment and dividend payments in excess of earnings. Declines in fair value of the Company’s mortgage investments (most of which are carried at fair value with changes reflected in stockholders’ equity) lowered book value by $0.39 per share. Preferred and common dividend payments in excess of earnings lowered book value by $0.14 per share.
     The fair value of the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans either owned outright or by an unconsolidated affiliate, generally will not affect book value. Additionally, changes in fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, will not be reflected in book value. As of March 31, 2006, unrealized gains on these longer-term borrowings totaled $9.8 million, or $0.51 per share.
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.

Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Mortgage securities and similar investments ($4.6 billion pledged under repurchase arrangements)	$4,790,993	$4,368,025
Investments in unconsolidated affiliates	18,692	9,246
Receivables and other assets	57,655	53,040
Cash and cash equivalents	23,700	33,937

	$4,891,040	$4,464,248

Liabilities
Repurchase arrangements and similar borrowings	$4,465,053	$4,023,686
Unsecured borrowings	77,321	77,321
Liabilities of discontinued operation	—	2,884
Common stock dividend payable	381	381
Accounts payable and accrued expenses	13,569	15,127

	4,556,324	4,119,399

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at March 31, 2006 and December 31, 2005 ($3,317 aggregate liquidation preference)	2,827	2,827
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at March 31, 2006 and December 31, 2005 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized; 19,043 shares issued and outstanding at March 31, 2006 and December 31, 2005	191	191
Paid-in capital	510,334	512,933
Accumulated deficit	(352,803)	(352,803)
Accumulated other comprehensive income (loss)	(2,538)	4,996

	334,716	344,849

	$4,891,040	$4,464,248

Book value per common share	$7.95	$8.48

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2006	2005

Mortgage securities and similar investments:
Interest income	$52,926	$28,523
Interest expense	(47,543)	(20,033)

	5,383	8,490

Other revenue (expense):
Other revenue	166	196
Interest expense on unsecured borrowings	(1,587)	—
Other operating expense	(1,673)	(1,530)

	(3,094)	(1,334)

Net income before equity in earnings of unconsolidated affiliates and discontinued operation	2,289	7,156

Equity in earnings of unconsolidated affiliates	422	—

Income from continuing operations	2,711	7,156

Income from discontinued operation	—	446

Net income	$2,711	$7,602

Net income available (loss attributable) to common stockholders:
Net income	$2,711	$7,602
Less cash dividends paid on preferred stock	(5,064)	(5,064)

	$(2,353)	$2,538

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.12)	$0.11
Income from discontinued operation	—	0.02

	$(0.12)	$0.13

Cash dividends declared per share:
Common	$0.020	$0.180
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	March 31, 2006					December 31, 2005
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a)

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$425	$2	$427	$460	$33	$36
Current-reset ARMs (b)	2,509,303	38,073	2,547,376	2,554,109	6,733	8,135
Longer-to-reset ARMs (b)	1,217,416	19,517	1,236,933	1,224,830	(12,103)	(7,183)
Ginnie Mae:
Current-reset ARMs	912,844	3,105	915,949	918,195	2,246	3,423

	4,639,988	60,697	4,700,685	4,697,594	(3,091)	4,411

Non-agency Securities:
Fixed-rate	1,851	22	1,873	1,934	61	82
Current-reset ARMs	29,586	302	29,888	30,184	296	291

	31,437	324	31,761	32,118	357	373

	$4,671,425	$61,021	$4,732,446	$4,729,712	$(2,734)	$4,784

Mortgage securities held-to-maturity: (c)

Collateral released from structured financings:
Agency securities:
Fixed-rate	$21,518	$75	$21,593	$21,981	$388	$635
Non-agency securities:
Fixed-rate	21,998	67	22,065	22,397	332	463
Current-reset ARMs	9,441	104	9,545	9,647	102	118

	52,957	246	53,203	54,025	822	1,216

Collateral for structured financings	7,955	123	8,078	8,078	—	—

	$60,912	$369	$61,281	$62,103	$822	$1,216

(a)	Unrealized gains and losses on investments in mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income (loss).” Gains or losses are generally recognized in earnings only if sold. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis. Similarly, unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are excluded from this analysis. As of March 31, 2006 the unrealized gains on these longer-term borrowings totaled $9.8 million.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of March 31, 2006, average months-to-roll was six months and 38 months for current- and longer-to-reset ARM securities, respectively. Once an ARM loan reaches its initial reset date, it will typically reset once or twice a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	Investments in mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	1st Quarter Average (a)			As of March 31, 2006
						Projected	Lifetime
		Actual	Actual	Premiums		2nd Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$22,966	6.32%	25%	$77	$22,020	6.37%	38%
ARMs	3,641,470	4.53	30	57,590	3,784,309	4.77	32
Ginnie Mae ARMs	940,612	4.33	29	3,105	915,949	4.57	29

	4,605,048	4.50	30	60,772	4,722,278	4.74	31

Non-agency securities:
Fixed-rate	25,552	6.48	34	89	23,938	6.83	37
ARMs	41,166	5.27	26	406	39,433	5.90	38

	66,718	5.74	29	495	63,371	6.25	38
Collateral for structured financings	8,765	7.34	35	123	8,078	7.24	30

	4,680,531	4.52	30	$61,390	4,793,727	4.76	31

Related borrowings:
30-day LIBOR	3,323,637	4.51			3,410,593	4.95
> 30-day LIBOR	1,007,292	3.92			1,046,382	4.31
Structured financings	8,765	7.34			8,078	7.24

	4,339,694	4.38			4,465,053	4.82

Capital employed/ financing spread	$340,837	0.14			$328,674	(0.06)

Return on assets (c)		0.46				0.25

(a)	Basis represents the Company’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected portfolio acquisitions over the next three months and runoff expectations over the next twelve months, as of the date of this press release. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect expectations for a 25 basis point increase in the federal funds to 5.00% rate at the May 10, 2006 Federal Reserve meeting. Projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected portfolio acquisitions through June 30, 2006 only), are as follows:

		Borrowing	Financing	Runoff
	Yields	Rates	Spreads *	Rates

Second Quarter 2006	4.76%	4.82%	(0.06)%	32%
Third Quarter 2006	5.08	4.98	0.10	31
Fourth Quarter 2006	5.36	4.98	0.38	28
First Quarter 2007	5.54	4.98	0.56	29

*	Financing spreads do not take into account earnings on capital supporting this portfolio.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.